Exhibit 99.1

NEWS RELEASE	manufacturers of advanced products for industry

26 Summer St., Bridgewater, MA 02324 TEL: (508) 279-1789 - FAX: (508) 697-6419

www.chasecorp.com
AMEX:CCF

FOR IMMEDIATE RELEASE

CHASE CORPORATION ANNOUNCES FIRST QUARTER
OF FISCAL YEAR 2006 FINANCIAL RESULTS

Bridgewater, MA – January 12, 2006 – Chase Corporation (AMEX: CCF) (“the Company”) today reported revenues of $24,851,000 for the three months ended November 30, 2005, representing an increase of 11% or $2,452,000 from revenues of $22,399,000 in the same period last year.  Net income for the first quarter was $1,018,000, or $0.26 per diluted share, compared to $1,437,000, or $0.37 per diluted share, in the first quarter of fiscal 2005.  Income excluding special charges and credits discussed below was $1,684,000 in the quarter ended November 30, 2005, compared to $1,437,000 in the prior year period.

According to Peter R. Chase, President and Chief Executive Officer, “Overall, performance in the first fiscal quarter of 2006 was positive as revenue and income from the Specialized Manufacturing segment posted strong increases over the same period last year. And while the Electronic Manufacturing Services segment performed below prior year for the fiscal quarter, we are planning for a greater level of activity during the remainder of fiscal year 2006.”

Chase Coating and Laminating Division

The Chase Coating and Laminating division realized improved profitability from increased demand in its energy, communications and transportation product lines. Organization of the division’s product management along its five product lines has been effective in focusing resources for maximum return. Continued efforts at plant optimization, for example, are producing improved profitability at all four operating facilities within this division.

Chase Specialty Coatings Division

Traditional product lines at the Company’s Specialty Coatings division also performed well.  Conformal coating sales continued to hit or exceed targets and pipeline products had a strong finish to the construction season.

The October acquisition of Concoat Holdings Ltd. of Surrey, UK is adding to top and bottom line performance. Concoat had been an agent, distributor and manufacturing licensee of Chase Corporation’s HumiSeal product line for nearly twenty-five years. European presence is an important step in HumiSeal’s global growth strategy and may also serve as a foundation for other Chase Corporation activities in Europe.

E-poxy Engineered Materials, which was acquired in the third fiscal quarter of 2005, also contributed to the division’s solid first quarter performance. These products are proving to be a valuable addition to the traditional Royston highway product lines.

Chase Electronic Manufacturing Services Division

Chase Electronic Manufacturing Services (EMS) is facing softness in some key market segments, which took hold late in calendar year 2005.   With the move to the new Winchester, MA plant adding growth capacity, Chase EMS is well positioned to fulfill existing contracts and pursue new business. Additionally, four new customers brought on board in the first quarter should begin to generate revenue for this division in the second quarter.

The following table summarizes the Company’s financial results for the quarters ended November 30, 2005 and 2004.

	For the Three Months Ended
	November 30,
	2005	2004

Revenues	$24,851,000	$22,399,000

Income before stock based compensation, deferred compensation expense and income taxes	$2,825,000	$2,295,000
Tax Provision based on estimated annual tax rate	(1,141,000)	(858,000)
Income after tax and before special charges and credits	1,684,000	1,437,000

Special charges and credits
Deferred compensation expense, net	(814,000)	—
Stock based compensation expense	(1,427,000)	—
Income tax benefit on special charges and credits and reversal of valuation allowance	1,575,000	—
Net income	$1,018,000	$1,437,000

Net income per share:
Diluted	$0.26	$0.37

Income before special charges and credits per share
Diluted	$0.43	$0.37

Weighted average common shares outstanding:
Diluted	3,937,000	3,909,000

The Company anticipates paying its annual dividend for fiscal 2006 based on the results of operations of the Company excluding the special charges and credits.

During the first quarter of fiscal 2006 the Company recorded a gain of $403,000 realized on the surrender of two split dollar life insurance policies in accordance with a November 2005 agreement between a former officer’s widow and the Company.  In surrendering the policies, the Company will receive approximately $1.8 million in cash in the second quarter of this fiscal year and has agreed to pay the former officer’s widow an annuity payment in the amount of $37,500 per quarter beginning October 31, 2005.  The present value of the expected quarterly payments resulted in a deferred compensation charge of $1,217,000, which, in accordance with generally accepted accounting principles, was recorded by the Company in the current fiscal quarter.  The $1.8 million in additional cash will provide the Company with increased flexibility in building its core businesses and looking for strategic acquisitions.  Furthermore, by surrendering these two split dollar life insurance policies, the Company can cease making premium payments on these policies which are not currently tax deductible and will now receive a tax deduction on the quarterly payments as they are made.

Additionally, the Company recorded non-cash stock based compensation expense in the amount of $1,427,000.  This charge related to the issuance of shares of Company stock to key employees (as previously reported on a Form 8-K filed October 20, 2005), in recognition of services performed during fiscal years

2002 through 2005.  Given recent accounting changes for stock based compensation, the Compensation and Management Development committee of the Board of Directors deemed it more appropriate to grant stock in this instance as opposed to issuing stock options.

In the quarter ending November 30, 2005, the Company also concluded that it was more likely than not that the deferred tax asset in the form of a capital loss carryforward of $1.7 million would be realized prior to its expiration in 2008 as a result of the anticipated sale of real property currently owned by the Company. Accordingly, the valuation allowance previously recorded against this deferred tax asset was reversed in the current fiscal quarter resulting in a tax benefit of $669,000.  The gain on the sale of this property will be recorded for both financial reporting and tax purposes in the period in which title is transferred from the Company to the buyer.  Going forward, the Company expects to have an effective tax rate of 40% for fiscal year 2006 with a net effective rate after reversal of the valuation allowance of approximately 31%.

Mr. Chase noted, “Our strategy continues to be focused on increasing market share in key product areas while adding to our primary product lines through new product development and related acquisitions.  Additionally, we continue to review plant facilities and capital equipment in order to maximize efficiencies in manufacturing processes, improve productivity and lower costs.  We are also developing global core competencies focusing on Europe and Asia Pacific.”

“We believe business will remain very competitive with raw material costs a threat to profitability. However, the divisional reorganization initiatives of the past two years are quite firmly in place and we expect these initiatives to have a positive impact on performance in 2006.”

He concluded, “We are committed to growth in our core businesses; however we are also excited about opportunities to leverage our expertise to expand into markets that provide long-term growth to Chase Corporation and its shareholders.”

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides “safe harbor” for such forward-looking statements.

Chase Corporation is a diversified, advanced manufacturing company providing a wide-variety of high quality products and services to the specialty chemical, converting and electronic manufacturing industries.  The Company’s stock is traded on the American Stock Exchange (AMEX:CCF).

For further information contact Paula Myers – Shareholder and Investor Relations Department (508) 279-1789 Ext 219.